EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company:

        Firstar Bank, National Association                  BK

        Mercantile Trust Company, N.A.                      BK

        Firstar Investment Research & Management Co., LLC   IA

        Mississippi Valley Advisors Inc.                    IA